Exhibit 99.1


                             Triarc Companies, Inc.
                                 280 Park Avenue
                               New York, NY 10017




                                                          For Immediate Release

CONTACT: Anne A. Tarbell
         (212) 451-3030
         www.triarc.com

            TRIARC REPORTS SECOND QUARTER AND FIRST HALF 2006 RESULTS

                 o Arby's Systemwide Same Store Sales Increase

      o Company-Owned Restaurants' Margins Improve Due To RTM Acquisition

              o Deerfield Assets Under Management Continue To Grow

New York, NY, August 11, 2006 - Triarc Companies, Inc. (NYSE: TRY; TRY.B) announced today the results of operations for its second fiscal quarter and first fiscal half ended July 2, 2006.

                             Consolidated Highlights

o Consolidated revenues increased to $307.8 million in the 2006 second quarter ($600.0 million in the 2006 first half) from $93.7 million in the 2005 second quarter ($181.4 million in the 2005 first half), primarily reflecting the July 2005 acquisition of RTM Restaurant Group ("RTM"), the owner of 775 Arby's(R) restaurants as of the date of the acquisition as well as the impact of continued positive systemwide same-store sales, which were up 2% in the 2006 second quarter (3% in the 2006 first half).

o Consolidated revenues were also positively impacted by increases in the asset management and related fees of Deerfield & Company LLC ("Deerfield"). Deerfield's revenues increased to $15.8 million in the 2006 second quarter ($30.6 million in the 2006 first half) from $11.8 million in the 2005 second quarter ($24.7 million in the 2005 first half). This increase principally reflects asset management fees from increased assets under management in the 2006 periods.

o Partially offsetting the above increases was the effect of $7.6 million of royalties and franchise fees paid by RTM to Arby's, LLC recognized in the 2005 second quarter ($14.4 million in the 2005 first half), while royalties and franchise fees are eliminated in consolidation subsequent to the acquisition of RTM.

o Consolidated net income increased to $3.1 million, or $0.03 per diluted Class A and Class B, Series 1, share in the 2006 second quarter (net loss of $(9.8) million in the 2006 first half or $(0.12) per diluted Class A and Class B, Series 1, share), compared with net income of $0.4 million, or $0.01 per diluted Class A and Class B, Series 1, share in the 2005 second quarter (net income of $3.1 million, or $0.05 per diluted Class A and Class B, Series 1, share in the 2005 first half). These changes primarily reflect the revenue improvements discussed above, improved operating results for our restaurant segment (driven by the RTM acquisition, higher same store sales and improved operating efficiencies) and higher investment income. These positive effects were partially offset in the 2006 second quarter and fully offset in the 2006 first six months by the higher interest expense resulting from the RTM acquisition, higher general and administrative expenses (primarily related to our restaurant segment) as well as the effects of a loss from the early extinguishment of debt principally related to the effective conversion of $167,300,000 principal amount of the Company's 5% Convertible Notes due 2023 ("Convertible Notes") and decreases in gain on sale of unconsolidated business.

o Consolidated earnings before interest, taxes, depreciation and amortization ("EBITDA") (which we define as operating profit plus depreciation and amortization, other than amortization of deferred financing costs) was $27.7 million in the 2006 second quarter ($40.4 million in the 2006 first half), compared with $8.3 million in the 2005 second quarter ($14.2 million in the 2005 first half) primarily reflecting the improvements in restaurant operations noted above. The attached table provides the calculation of EBITDA and a reconciliation of EBITDA to our consolidated net income
     (loss).

o Consolidated operating profit (loss) was $12.9 million in the 2006 second quarter ($12.3 million in the 2006 first half), compared with $2.7 million in the 2005 second quarter ($3.2 million in the 2005 first half), primarily reflecting the impact of the RTM acquisition.

o Stock compensation expense was $3.7 million in the 2006 second quarter ($7.5 million in the 2006 first half) compared with $2.3 million in the 2005 second quarter ($2.7 million in the 2005 first half). The 2006 amounts reflect our adoption of Statement of Financial Accounting Standards No.123(R) at the beginning of fiscal 2006.

o Consolidated depreciation and amortization was $14.8 million in the 2006 second quarter ($28.1 million in the 2006 first half) versus $5.5 million in the 2005 second quarter ($11.1 million in the 2005 first half). This increase principally reflects the additional depreciation and amortization related to the restaurants acquired in the RTM acquisition.

o Consolidated interest expense was $38.3 million in the 2006 second quarter ($65.6 million in the 2006 first half), compared with $12.5 million in the 2005 second quarter ($22.7 million in the 2005 first half). These increases principally reflect an increase in the 2006 second quarter of $19.7 million ($30.5 million in the 2006 first half) resulting from the activity of the Deerfield Opportunities Fund (the "Opportunities Fund"), a multi-strategy hedge fund managed by Deerfield in which the Company has an investment and which employs leverage in its investment strategies, as well as higher average debt balances of the restaurant business as a result of the RTM acquisition, partially offset by the effective conversion of a significant portion of the Convertible Notes.

o Loss on the early extinguishment of debt of $0.9 million in the 2006 second quarter ($13.5 million in the 2006 first half) related to a prepayment of $45.0 million principal amount of our term loans in the 2006 second quarter and, for the first six months, the effective conversion of $167,380,000 principal amount of the Company's Convertible Notes. The loss for the 2006 second quarter reflected the write-off of deferred financing costs and for the 2006 first half reflected negotiated inducement premiums aggregating $8.7 million and the write-off of $4.8 million of deferred financing costs.

o 2006 first half results include a gain of $2.3 million versus a gain of $12.7 million in the 2005 first half, relating to sales of common stock of Encore Capital Group, Inc. (NASDAQ: ECPG), an equity investment of the Company. The Company owned approximately 4.3% of Encore's outstanding shares as of July 2, 2006.

o Consolidated net investment income increased to $30.8 million in the 2006 second quarter ($51.7 million in the 2006 first half), compared with $7.6 million in the 2005 second quarter ($16.7 million in the 2005 first half). This increase primarily reflects an increase in interest income principally due to the activity of the Opportunities Fund and, to a lesser extent, an increase in average rates on the Company's interest-bearing investments. The increases in investment income from the Opportunities Fund ($21.4 million for the 2006 second quarter and $34.2 million for the 2006 first half) were substantially offset by the increases in interest expense related to the Opportunities Fund noted above.

                        Restaurant Operations Highlights

o On July 25, 2005, Triarc completed the acquisition of RTM, Arby's largest franchisee, which then owned and operated 775 Arby's restaurants in 22 states. The financial results of Triarc's restaurant operations following the acquisition reflect the inclusion of RTM. As a result of the RTM acquisition, among other things, the net sales of our restaurant operations have increased while our royalties and franchise and related fees have decreased due to the elimination in consolidation of royalties and franchise and related fees from RTM.

o Systemwide same-store sales were up 2% in the 2006 second quarter (3% in the 2006 first half) versus an increase of 3% in the 2005 second quarter (3% in the 2005 first half). We currently expect systemwide same-store sales to be positive for the 2006 fiscal year due to the anticipated performance of the various marketing and new product initiatives described below as well as the impact of value oriented promotions primarily on some of our roast beef sandwiches and limited time menu offerings.

o Net sales from the company-owned Arby's restaurants were $270.8 million in the 2006 second quarter ($529.7 million in the 2006 first half), compared with $55.0 million in the 2005 second quarter ($106.2 million in the 2005 first half).

o The increase in sales from company-owned restaurants in the 2006 second quarter of $215.8 million ($423.5 million in the 2006 first half) reflects the effect of the acquisition of RTM. Same-store sales for company-owned restaurants were relatively flat in both the 2006 second quarter and in the 2006 first half, compared with strong increases in the 2005 second quarter and 2005 first half, primarily reflecting the continued underperformance of company-owned stores in the economically-weaker Michigan and Ohio regions, as well as the negative impact on sales of lower discretionary consumer spending due to higher fuel costs in the 2006 second quarter and 2006 first half. These negative factors were partially offset by the effect of recent marketing initiatives, including new menu boards, and the March 2006 launch of Arby's Chicken Naturals(TM), a line of menu offerings made with 100 percent all natural chicken.

o 2006 second quarter same-store sales for franchised restaurants increased 3% (5% in the 2006 first half), compared to 3% in the 2005 second quarter (3% in the 2005 first half). The increase in same-store sales of the franchised restaurants reflects more effective and targeted local marketing campaigns, including increased couponing by our franchisees as well as the positive impact of the recent marketing initiatives and the launch of Arby's Chicken Naturals discussed above, partially offset by the negative impact on sales of lower discretionary consumer spending due to higher fuel costs in the 2006 second quarter and first half.

o Royalties and franchise and related fees decreased to $21.2 million in the 2006 second quarter ($39.6 million in the 2006 first half), compared with $26.9 million in the 2005 second quarter ($50.5 million in the 2005 first half), due to the elimination in consolidation of royalties and franchise and related fees from RTM after the July 2005 acquisition partially offset by the effects of the increase in same-store sales of franchised restaurants and net openings of franchised restaurants.

o The gross margin for our company-owned restaurants increased to 28% of sales in the 2006 second quarter (27% in the 2006 first half) from 25% in the 2005 second quarter (24% in the 2005 first half). This increase principally reflects the impact of the stores acquired in the RTM acquisition and 32 net restaurants added since the acquisition, which combined had a gross margin of 29% in the 2006 second quarter (28% in the 2006 first half). We expect the gross margin for our company-owned restaurants to continue to improve for the remainder of 2006 reflecting both the inclusion of RTM and improving operational efficiencies.

o Our restaurant business operating profit increased to $26.8 million in the 2006 second quarter ($45.8 million in the 2006 first half) versus $19.9 million in the 2005 second quarter ($34.0 million in the 2005 first half) reflecting the impact of the stores acquired in the RTM acquisition and 32 net restaurants added since the acquisition.

o Depreciation and amortization for our restaurant operations was $12.3 million in the 2006 second quarter ($23.1 million in the 2006 first half) versus $2.6 million in the 2005 second quarter ($5.5 million in the 2005 first half). This increase reflects the additional depreciation and amortization related to the restaurants acquired in the RTM acquisition and 32 net restaurants added since the acquisition.

o Restaurant business EBITDA was $39.0 million in the 2006 second quarter ($68.9 million in the 2006 first half), compared with $22.4 million in the 2005 second quarter ($39.5 million in the 2005 first half) primarily reflecting the RTM acquisition and 32 net restaurants added since the acquisition. Restaurant business EBITDA is reconciled to consolidated EBITDA which, in turn, is reconciled to consolidated net income (loss), in the attached table.

o In the 2006 second quarter, the Arby's system opened 31 new units (51 in the 2006 first half) and closed 12 (31 in the 2006 first half) generally underperforming units. We plan to open 30 new company-owned units during the remainder of 2006. As of July 2, 2006, Arby's had commitments from franchisees to build 272 new units through 2012, which excludes prior commitments from RTM to build 144 new units.

                           Asset Management Highlights

o Triarc accounts for Deerfield, its asset management business, as a consolidated subsidiary with a minority interest. For the 2006 second quarter, Deerfield's reported asset management and related fees, operating profit, depreciation and amortization and EBITDA, after the effects of purchase accounting adjustments associated with the Deerfield acquisition in July 2004 and, for the 2006 second quarter, compensation expense related to equity interests granted in November 2005 in our asset management segment holding company and before the effect of minority interests, were $15.8 million, $1.7 million, $1.4 million and $3.1 million, respectively. For the 2005 second quarter, those amounts were $11.8 million, $0.1 million, $1.5 million and $1.6 million, respectively. For the 2006 first half, those amounts were $30.6 million, $2.3 million, $2.9 million and $5.2 million, respectively, compared to $24.7 million, $3.0 million, $2.6 million and $5.6 million, respectively, in the first half of 2005. The decreases in operating profit and EBITDA for the first half of 2006 versus the prior year period reflected an increase in general and administrative expenses due to the hiring of additional personnel to support the growth in assets under management and the November 2005 grant of equity interests noted above. Deerfield's EBITDA is reconciled to consolidated EBITDA which, in turn, is reconciled to consolidated net income (loss), in the attached table.

o Excluding the effects of purchase accounting associated with the Deerfield acquisition in July 2004 and, for the 2006 second quarter, compensation expense related to the equity interests noted above, Deerfield's asset management and related fees, operating profit, depreciation and amortization and EBITDA, before the effect of minority interests, were $15.8 million, $3.2 million, $0.4 million and $3.7 million, respectively. For the 2005 second quarter, those amounts were $11.9 million, $1.6 million, $0.1 million and $1.7 million, respectively. For the 2006 first half, those amounts were $30.6 million, $5.8 million, $0.9 million and $6.7 million, respectively, compared to $25.4 million, $5.9 million, $0.2 million and $6.1 million, respectively in the first half of 2005. The attached table provides a reconciliation of these measures to the corresponding measures without exclusion of the effects of purchase accounting adjustments associated with the Deerfield acquisition and the grant of equity interests in our subsidiary Triarc Deerfield Holdings, LLC, which is the majority owner of Deerfield.

o As of August 1, 2006, Deerfield had approximately $13.7 billion of assets under management ("AUM"), of which approximately $124.1 million was attributable to investments by Triarc. Deerfield's AUM at August 1, 2006 consisted of approximately $11.6 billion in 25 CDOs and a structured loan fund, approximately $996.3 million in five hedge funds, approximately $763.8 million in a real estate investment trust and approximately $294.1 million in several managed accounts.

o Deerfield Triarc Capital Corp. ("Deerfield Triarc," NYSE: DFR), the publicly traded real estate investment trust managed by Deerfield that invests in real estate-related securities and various other asset classes, had $763.8 million in assets under management as of August 1, 2006. Triarc and its subsidiaries beneficially own approximately 2.8% of Deerfield Triarc's common stock.

     Commenting on asset management operations, Nelson Peltz, Triarc's Chairman and Chief Executive Officer, said: "Deerfield posted another solid quarter and we are pleased with the continued growth in Deerfield's assets under management. Together with Greg Sachs and his team, we believe we have built much value at Deerfield since we acquired our interest in July 2005, which will accrue to our shareholders."

     Commenting on Arby's, Peter May, Triarc's President and Chief Operating Officer, said: "Arby's results were encouraging and we believe we are starting to see the benefits of the RTM integration. In addition, over the last several months, Arby's newly appointed CEO Roland Smith has worked quickly and effectively to strengthen his senior team and refine strategic goals, thus better positioning us for the Triarc corporate restructuring."

     Commenting on Triarc's  corporate  restructuring,  Peltz said:  "In keeping with our goal of enhancing stockholder value, and in order to unlock the potential value of both of our independently managed businesses, we are continuing to explore a corporate restructuring that may involve the spin-off to Triarc's stockholders or other disposition of Triarc's interest in Deerfield. We look forward to updating our shareholders on our progress as soon as practicable."

     Peltz added: "Earlier this year, in connection with the corporate restructuring, in addition to our regular quarterly dividends, our Board announced its intention to declare and pay during 2006 special cash dividends aggregating $0.45 per share on each outstanding share of our Class A and Class B Common Stocks, the first installment of which, in the amount of $0.15 per share, was paid on March 1, 2006. The second installment, in the amount of $0.15 per share, was paid on July 14, 2006. We currently intend to pay the third $0.15 per share installment during the fourth quarter of 2006. In addition, we recently completed the effective conversion of substantially all of our 5% Convertible Notes due 2023. This had the effect of reducing consolidated debt by approximately $167.4 million as well as reducing potential future dilution for our stockholders."

     Triarc is a holding company and, through its subsidiaries, the franchisor of the Arby's(R) restaurant system, which is comprised of approximately 3,500 restaurants. Of these restaurants, more than 1,000 are owned and operated by subsidiaries of Triarc. Triarc also owns an approximate 64% capital interest, a profits interest of at least 52% and approximately 94% of the voting interests in Deerfield & Company LLC, a Chicago-based alternative asset manager offering a diverse range of fixed income and credit-related strategies to institutional investors with approximately $13.7 billion under management as of August 1, 2006.

                                 # # #

                        Notes and Table To Follow

                             NOTES TO PRESS RELEASE

1. In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles ("GAAP") in this press release, we present EBITDA because we believe it is a useful supplement to operating profit in understanding and assessing our consolidated results as well as the results of our segments. We also use EBITDA to evaluate our segment performance and allocate resources. Because all companies do not calculate EBITDA or similarly titled financial measures in the same way, those measures may not be consistent with the way we calculate EBITDA. Our presentation of EBITDA is not intended to replace the presentation of our financial results in accordance with GAAP. EBITDA should not be considered as an alternative to operating profit or net income (loss).

2. In addition to the results provided in accordance with GAAP in this press release, we present Deerfield's asset management and related fees, operating profit, depreciation and amortization and EBITDA before the effect of minority interests, excluding the effects of purchase accounting adjustments associated with the Deerfield acquisition and the grant of equity interests in our asset management segment holding company. We believe these non-GAAP financial measures enhance management's ability to compare Deerfield's historical and future operating results and to compare Deerfield's operating results on a stand-alone basis to those of its competitors. We also believe these non-GAAP financial measures are useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making. Our presentation of certain non-GAAP performance measures of Deerfield is not intended to replace the presentation of its financial results in accordance with GAAP.

3. Systemwide same-store sales represent sales at all company-owned and all franchised stores. We believe that reviewing the increase or decrease in systemwide same-store sales compared with the same period in the prior year is useful to investors in analyzing the growth of the Arby's brand and assessing trends in our restaurant operations.

4. References in this press release to "company-owned" restaurants include owned and leased restaurants as well as two restaurants managed pursuant to management agreements.

5. We define gross margin as the difference between net sales and cost of sales divided by net sales.

6. The description of the RTM acquisition contained in this press release is only a summary and is qualified in its entirety by reference to the definitive agreements relating to the acquisition, copies of which have been filed by us with the Securities and Exchange Commission as exhibits to our current and/or periodic filings under the Securities Exchange Act of 1934, as amended.

7. There can be no assurance that RTM will be successfully integrated into our existing operations.

8.   There  can  be  no  assurance   that  we  will  build  30  additional   new
     company-owned units in the remainder of 2006 or that our franchisees will honor their commitments to build 272 restaurants through 2012.

9. There can be no assurance that the corporate restructuring will occur or the form, terms or timing of such restructuring if it does occur. As of the date hereof, the Board of Directors has not reached any definitive conclusion concerning the scope, benefits or timing of the corporate restructuring.

10. There can be no assurance that any additional special cash dividends will be declared or paid. The future installment of the special cash dividend referred to in this press release (including the actual amounts thereof) and any other future dividends are subject to applicable law, will be made at the discretion of the Board and will be based on such factors as Triarc's earnings, financial condition, cash requirements and other factors, including whether such future installments of the special dividends would result in a material adjustment to the conversion price of Triarc's 5% Convertible Notes due 2023.

11. The statements in this press release that are not historical facts, including, most importantly, information concerning possible or assumed future results of operations of Triarc Companies, Inc. and its subsidiaries (collectively, "Triarc" or the "Company") and statements preceded by, followed by, or that include the words "may," "believes," "plans," "expects," "anticipates" or the negation thereof, or similar expressions, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). All statements that address operating performance, events or developments that are expected or anticipated to occur in the future, including statements relating  to  revenue  growth,  earnings  per share  growth  or  statements expressing general optimism about future operating results, are forward-looking statements within the meaning of the Reform Act. These forward-looking statements are based on our current expectations, speak only as of the date of this press release and are susceptible to a number of risks, uncertainties and other factors. Our actual results, performance and achievements may differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Reform Act. Many important factors could affect our future results and could cause those results to differ materially from those expressed in the forward-looking statements contained herein. Such factors include, but are not limited to, the following:

o competition, including pricing pressure and the potential impact of competitors' new units on sales by Arby's(R) restaurants;

o consumers' perceptions of the relative quality, variety and value of the food products we offer;

o    success of operating initiatives;

o    development costs;

o    advertising and promotional efforts;

o    brand awareness;

o    the existence or absence of positive or adverse publicity;

o new product and concept development by us and our competitors, and market acceptance of such new product offerings and concepts;

o changes in consumer tastes and preferences, including changes resulting from concerns over nutritional or safety aspects of beef, poultry, french fries or other foods or the effects of food-borne illnesses such as "mad cow disease" and avian influenza or "bird flu";

o    changes in spending patterns and demographic trends;

o    adverse  economic   conditions,   including  high  unemployment   rates  in
     geographic regions that contain a high concentration of Arby's restaurants;

o    the business and financial viability of key franchisees;

o    the timely payment of franchisee obligations due to us;

o availability, location and terms of sites for restaurant development by us and our franchisees;

o the ability of our franchisees to open new restaurants in accordance with their development commitments, including the ability of franchisees to finance restaurant development;

o    delays in opening new restaurants or completing remodels;

o    the timing and impact of acquisitions and dispositions of restaurants;

o    our ability to successfully integrate acquired restaurant operations;

o    anticipated or unanticipated restaurant closures by us and our franchisees;

o our ability to identify, attract and retain potential franchisees with sufficient experience and financial resources to develop and operate Arby's restaurants successfully;

o changes in business strategy or development plans, and the willingness of our franchisees to participate in our strategy;

o business abilities and judgment of our and our franchisees' management and other personnel;

o    availability   of  qualified   restaurant   personnel  to  us  and  to  our
     franchisees;

o our ability, if necessary, to secure alternative distribution of supplies of food, equipment and other products to Arby's restaurants at competitive rates and in adequate amounts, and the potential financial impact of any interruptions in such distribution;

o changes in commodity (including beef), labor, supplies and other operating costs and availability and cost of insurance;

o    adverse weather conditions;

o significant reductions in our client assets under management (which would reduce our advisory fee revenue), due to such factors as weak performance of our investment products (either on an absolute basis or relative to our competitors or other investment strategies), substantial illiquidity or price volatility in the fixed income instruments that we trade, loss of key portfolio management or other personnel (or lack of availability of additional key personnel if needed for expansion), reduced investor demand for the types of investment products we offer, and loss of investor confidence due to adverse publicity;

o increased competition from other asset managers offering similar types of products to those we offer;

o pricing pressure on the advisory fees that we can charge for our investment advisory services;

o difficulty in increasing assets under management, or efficiently managing existing assets, due to market-related constraints on trading capacity, inability to hire the necessary additional personnel or lack of potentially profitable trading opportunities;

o our removal as investment manager of one or more of the collateral debt obligation vehicles (CDOs) or other accounts we manage, or the reduction in our CDO management fees because of payment defaults by issuers of the underlying collateral or the triggering of certain structural protections built into CDOs;

o availability, terms (including changes in interest rates) and deployment of capital;

o    changes in legal or  self-regulatory  requirements,  including  franchising
     laws,    investment   management    regulations,    accounting   standards,
     environmental laws, overtime rules, minimum wage rates and taxation rates;

o the costs, uncertainties and other effects of legal, environmental and administrative proceedings;

o    the  impact  of  general  economic   conditions  on  consumer  spending  or
     securities investing, including a slower consumer economy and the effects of war or terrorist activities; and

o other risks and uncertainties affecting us and our subsidiaries referred to in referred to in our Annual Report on Form 10-K for the fiscal year ended January 1, 2006 (see especially "Item 1. Risk Factors" and "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations") and in our other current and periodic filings with the Securities and Exchange Commission, all of which are difficult or impossible to predict accurately and many of which are beyond our control.

All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We assume no obligation to update any forward-looking statements after the date of this press release as a result of new information, future events or developments, except as required by federal securities laws. In addition, it is our policy generally not to make any specific projections as to future earnings, and we do not endorse any projections regarding future performance that may be made by third parties.


                                                 Triarc Companies, Inc. and Subsidiaries
                                            Condensed Consolidated Statements of Operations
                                 Second Quarter and Six Months Ended July 3, 2005 and July 2, 2006(a)



                                                             Second Quarter Ended                     Six Months Ended
                                                             --------------------                     ----------------

                                                            2005             2006                   2005           2006
                                                            ----             ----                   ----           ----
                                                                         (In thousands except per share amounts)
                                                                                      (Unaudited)

Revenues:
  Net sales............................................$  54,989         $ 270,767             $ 106,179       $ 529,726
  Royalties and franchise and related fees.............   26,947            21,234                50,526          39,622
  Asset management and related fees....................   11,787            15,828                24,715          30,624
                                                       ---------         ---------             ---------       ---------
                                                          93,723           307,829               181,420         599,972
                                                       ---------         ---------             ---------       ---------
Costs and expenses:
  Cost of sales, excluding depreciation and
    amortization.......................................   41,038           194,375                80,227         386,949
  Cost of services, excluding depreciation and
    amortization.......................................    4,614             5,910                 8,763          11,430
  Advertising and selling..............................    4,427            19,881                 9,010          39,983
  General and administrative, excluding depreciation
    and amortization...................................   35,374            58,563                69,188         118,930
  Depreciation and amortization, excluding
    amortization of deferred financing costs...........    5,541            14,751                11,067          28,132
  Facilities relocation and corporate restructuring....       --               775                    --           1,578
  Loss on settlement of unfavorable franchise rights...       --               658                    --             658
                                                       ---------         ---------             ---------       ---------
                                                          90,994           294,913               178,255         587,660
                                                       ---------         ---------             ---------       ---------
      Operating profit.................................    2,729            12,916                 3,165          12,312
Interest expense.......................................  (12,484)          (38,246)              (22,737)        (65,622)
Insurance expense related to long-term debt............     (859)               --                (1,763)             --
Loss on early extinguishment of debt...................       --              (933)                   --         (13,477)
Investment income, net.................................    7,576            30,796                16,676          51,746
Gain on sale of unconsolidated businesses..............    3,056                --                12,664           2,256
Other income, net......................................    1,483             3,699                 1,113           5,436
                                                       ---------         ---------             ---------       ---------
      Income (loss) from continuing operations before
        income taxes and minority interests ...........    1,501             8,232                 9,118          (7,349)
Benefit from (provision for) income taxes..............     (497)           (2,532)               (3,010)          3,234
Minority interests in income of consolidated subsidiaries (1,056)           (2,608)               (3,481)         (5,698)
                                                       ----------        ---------             ---------       ---------
      Income (loss) from continuing operations.........      (52)            3,092                 2,627          (9,813)
Gain on disposal of discontinued operations............      471                --                   471              --
                                                       ---------         ---------             ---------       ---------
      Net income (loss)................................$     419         $   3,092             $   3,098          (9,813)
                                                       =========         =========             =========       =========

EBITDA (b).............................................$   8,270         $  27,667             $  14,232       $  40,444
                                                       =========         =========             =========       =========

Basic income (loss) per share: Class A common stock:
    Continuing operations..............................$      --         $    .03              $    .04        $    (.12)
    Discontinued operations............................      .01               --                   .01               --
                                                       ---------         --------              --------        ---------
    Net income (loss)..................................$     .01         $    .03              $    .05        $    (.12)
                                                       =========         ========              ========        =========
  Class B common stock:
    Continuing operations..............................$      --         $    .04              $    .04        $    (.12)
    Discontinued operations............................      .01               --                   .01               --
                                                       ---------         --------              --------        ---------
    Net income (loss)..................................$     .01         $    .04              $    .05        $    (.12)
                                                       =========         ========              ========        =========
Diluted income (loss) per share of Class A common stock and Class B common stock:
    Continuing operations..............................$      --         $    .03              $    .04        $    (.12)
    Discontinued operations............................      .01               --                   .01               --
                                                       ---------         --------              --------        ---------
    Net income (loss)..................................$     .01         $    .03              $    .05        $    (.12)
                                                       =========         ========              ========        =========
Shares used to calculate income (loss) per share:
  Class A common stock
    Basic..............................................   23,749            27,622                23,729          26,795
                                                       =========         =========             =========       =========
    Diluted............................................   23,749 (c)        28,583                24,913          26,795 (c)
                                                       =========         =========             =========       =========
  Class B common stock
    Basic..............................................   41,921            59,939                41,882          58,141
                                                       =========         =========             =========       =========
    Diluted............................................   41,921 (c)        62,816                44,656          58,141 (c)
                                                       =========         =========             =========       =========


     (a) On July 25, 2005, the Company completed the acquisition of the RTM Restaurant Group. As of July 25, 2005, RTM owned and operated 775 Arby's restaurants in 22 states and, prior to the RTM Acquisition, was the largest franchisee of Arby's restaurants. Following the RTM Acquisition, the consolidated results of operations for the 2006 second quarter and first half include RTM's results but do not include royalties and franchise and related fees paid by RTM to Arby's LLC, which are eliminated in consolidation. The consolidated results of operations for the 2005 second quarter and first half, however, include royalties and franchise and related fees from RTM but do not include RTM's results.

     (b)  The  calculation  of  EBITDA  by  segment  and  a  reconciliation   of
          consolidated EBIDTA to net income or loss follow:



                                                                   Second Quarter Ended                 Six Months Ended
                                                                   --------------------                 ----------------

                                                                   2005            2006                2005           2006
                                                                   ----            ----                ----           ----
                                                                                       (In thousands)

Operating profit (loss):
   Restaurants................................................$  19,879       $  26,774          $   34,006       $ 45,801
   Asset management ..........................................      111           1,648               2,951          2,273
   General corporate..........................................  (17,261)        (15,506)            (33,792)       (35,762)
                                                              ---------       ---------          ----------       --------
    Consolidated operating profit.............................    2,729          12,916               3,165         12,312
                                                              ---------       ---------          ----------       --------
Plus: depreciation and amortization, excluding amortization
   of deferred financing costs:
   Restaurants................................................    2,553          12,251               5,489         23,064
   Asset management...........................................    1,534           1,448               2,617          2,931
   General corporate..........................................    1,454           1,052               2,961          2,137
                                                              ---------       ---------          ----------       --------
    Consolidated depreciation and amortization, excluding
      amortization of deferred financing costs................    5,541          14,751              11,067         28,132
                                                              ---------       ---------          ----------       --------
EBITDA:
   Restaurants................................................   22,432          39,025              39,495         68,865
   Asset management...........................................    1,645           3,096               5,568          5,204
   General corporate..........................................  (15,807)        (14,454)            (30,831)       (33,625)
                                                              ---------       ---------          ----------       --------
    Consolidated EBITDA.......................................    8,270          27,667              14,232         40,444
Depreciation and amortization, excluding amortization
   of deferred financing costs................................   (5,541)        (14,751)            (11,067)       (28,132)
Interest expense..............................................  (12,484)        (38,246)            (22,737)       (65,622)
Insurance expense related to long-term debt...................     (859)             --              (1,763)            --
Loss on early extinguishment of debt..........................       --            (933)                 --        (13,477)
Investment income, net........................................    7,576          30,796              16,676         51,746
Gain on sale of unconsolidated businesses.....................    3,056              --              12,664          2,256
Other income, net.............................................    1,483           3,699               1,113          5,436
                                                              ---------       ---------          ----------       --------
    Income (loss) from continuing operations before income
      taxes and minority interests............................    1,501           8,232               9,118         (7,349)
Benefit from (provision for) income taxes.....................     (497)         (2,532)             (3,010)         3,234
Minority interests in income of consolidated subsidiaries.....   (1,056)         (2,608)             (3,481)        (5,698)
                                                              ---------       ---------          ----------       --------
    Income (loss) from continuing operations..................      (52)          3,092               2,627         (9,813)
Gain on disposal of discontinued operations...................      471              --                 471             --
                                                              ---------       ---------          ----------       --------
    Net income (loss).........................................$     419       $   3,092          $    3,098       $ (9,813)
                                                              =========       =========          ==========       ========

(c) The shares used to calculate diluted loss per share are the same as those used to calculate basic loss per share for the 2006 first six months and second quarter 2005 since there was a loss from continuing operations and, therefore, the effects of all potentially dilutive securities on the loss from continuing operations per share would have been antidilutive.

(d) The reconciliation of certain operating measures of Deerfield before purchase accounting and compensation expense related to equity interests granted in asset management segment holding company adjustments to those measures after such adjustments for the 2006 second quarter and first six months, and 2005 second quarter and first six months ended follows:



                                                                                       Depreciation and
                                                                                        Amortization,
                                                                                          Excluding
                                                             Asset                       Amortization
                                                          Management                      of Deferred
                                                          and Related      Operating       Financing
                                                            Fees(1)        Profit(1)        Costs(1)      EBITDA(1)
                                                            ----           ------           -----         ------
                                                                                 (In thousands)

      For the quarter ended July 2, 2006:
       Before adjustments for purchase accounting and
           compensation expense related to equity interests
           granted in asset management segment holding
           company (2) ................................... $15,802       $   3,225        $    426      $  3,651
       Expected asset management fees recorded as a
           receivable in purchase accounting..............      26              26              --            26
       Amortization of intangible assets recorded in
           purchase accounting............................      --          (1,022)          1,022            --
       Compensation expense related to equity interests
           granted in asset management segment holding
           company (3)....................................      --            (581)             --          (581)
                                                           -------       ---------        --------      --------
       After adjustments for purchase accounting and
           compensation expense related to equity interests
           granted in asset management segment holding
           company........................................$ 15,828       $   1,648        $  1,448      $  3,096
                                                          ========       =========        ========      ========

      For the six months ended July 2, 2006:
       Before adjustments for purchase accounting and
           compensation expense related to equity interests
           granted in asset management segment holding
           company (2) ................................... $30,573       $   5,845        $    887      $  6,732
       Expected asset management fees recorded as a
           receivable in purchase accounting..............      51              51              --            51
       Amortization of intangible assets recorded in
           purchase accounting............................      --          (2,044)          2,044            --
       Compensation expense related to equity interests
           granted in asset management segment holding
           company (3)....................................      --          (1,579)             --        (1,579)
                                                           -------       ---------        --------      --------
       After adjustments for purchase accounting and
           compensation expense related to equity interests
           granted in asset management segment holding
           company........................................$ 30,624       $   2,273        $  2,931      $  5,204
                                                          ========       =========        ========      ========




                                                                                       Depreciation and
                                                                                         Amortization,
                                                                                           Excluding
                                                            Asset                        Amortization
                                                         Management                       of Deferred
                                                         and Related     Operating        Financing
                                                           Fees(1)       Profit(1)         Costs(1)      EBITDA(1)
                                                           ----          ------            -----         ------
                                                                                (In thousands)

      For the quarter ended July 3, 2005:
       Before purchase accounting adjustments (2) ........ $11,878       $   1,639        $     97      $  1,736
        Expected asset management fees recorded as a
           receivable in purchase accounting..............     (91)            (91)             --           (91)
        Amortization of intangible assets recorded in
           purchase accounting............................      --          (1,437)          1,437            --
                                                          --------       ---------        --------      --------
       After purchase accounting adjustments..............$ 11,787       $     111        $  1,534      $  1,645
                                                          ========       =========        ========      ========

      For the six months ended July 3, 2005:
       Before purchase accounting adjustments (2) ........ $25,383       $   5,909        $    181      $  6,090
        Expected asset management fees recorded as a
           receivable in purchase accounting..............    (668)           (668)             --          (668)
        Cost of services recorded as a liability
           in purchase accounting (4).....................      --             146              --           146
        Amortization of intangible assets recorded in
           purchase accounting............................      --          (2,436)          2,436            --
                                                          --------       ---------        --------      --------
       After purchase accounting adjustments..............$ 24,715       $   2,951        $  2,617      $  5,568
                                                          ========       =========        ========      ========

---------------
      (1)  All amounts are before the effects of minority interests.
      (2) The asset management and related fees, operating profit and EBITDA before purchase accounting adjustments reflect the elimination of asset management fees paid to Deerfield by Triarc of $0.5 million for the 2006 second quarter, $0.9 million for the six months ended July 2, 2006, $0.4 million for the 2005 second quarter and $0.8 million for the six months ended July 3, 2005.
      (3) On November 10, 2005, pursuant to an equity arrangement approved by the compensation committee of our board of directors, certain members of Triarc's management subscribed for equity interests in Deerfield, each of which consists of a capital interest portion and a profits interest portion. These interests have the effective result of reducing our 61.5% interest in the profits of Deerfield to as low as 52.3%, depending on the level of Deerfield profits.
      (4) Represents incentive compensation relating to the receivable recorded in purchase accounting.
